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                                                                    EXHIBIT 99.1

                           SOUTHSIDE BANCSHARES, INC.
                        ANNOUNCES FIRST QUARTER EARNINGS
                     NASDAQ NATIONAL MARKET SYMBOL - "SBSI"

Tyler, Texas (April 17, 2003) B. G. Hartley, Chairman and Chief Executive Officer of Southside Bancshares, Inc., reported financial results for the first quarter ended March 31, 2003.

"We are pleased to report net income increased $591,000 or 21.4% to $3,357,000 for the first quarter ended March 31, 2003 compared to $2,766,000 for the same period in 2002," stated B. G. Hartley. "Earnings per diluted share were $0.34 and $0.28 for the quarters ended March 31, 2003 and 2002, respectively, an increase of $0.06 or 21.4%. The first quarter results represent a good start for 2003".

The annualized return on average shareholders' equity for the quarter ended March 31, 2003 was 16.19% compared to 15.79% for the same period in 2002. The annualized return on average assets was 1.03% for the quarter ended March 31, 2003 compared to 0.88% for the same period in 2002.

The increase in net income for the quarter ended March 31, 2003 was primarily attributable to an increase in gains on the sales of available for sale securities of $1.9 million or 798.0% and an increase in noninterest income, excluding security gains, of $878,000 or 25.1%. During the first quarter, long duration municipal securities and selected premium mortgage-backed securities were sold, reducing a portion of the leverage combined with repositioning some of the mortgage-backed securities coupons in an attempt to reduce prepayments. At March 31, 2003 the unrealized gain on available for sale securities was $8.4 million, net of tax, as compared to $9.3 million, net of tax, at December 31, 2002. Noninterest income, excluding security gains, increased primarily as a result of increased deposit fee income and fee income from the sale of mortgage loans.

These increases were partially offset by an increase in noninterest expense of $1.2 million or 14.2% and a decrease in net interest income of $578,000 or 7.2%. Noninterest expense increased as a result of the new branches opened during 2002, increased benefit costs and salary increases for 2003. Net interest income decreased as a result of decreases in the Company's net interest margin and spread during the first quarter of 2003 which was due in part to lower mortgage interest rates and the lower overall interest rate environment. This led to substantially increased residential mortgage refinancing nationwide and in the Company's market area combined with substantially increased repricing of all of the Company's other loan types. Increased prepayments associated with the Company's mortgage-backed securities, residential mortgage loans and the substantial increase in repricing of other loan types may continue to impact the Company's net interest margin during the second quarter of 2003 or until overall interest rates increase. This may be offset by several factors including new deposit repricing strategies partially implemented during the first quarter but fully in place on April 1, 2003, $68.5 million of fixed rate FHLB advances currently at an average rate of 4.58% that will reprice during the last three quarters of 2003 and continued fee income from the sale of mortgage loans into the secondary market due to the volume of refinancing that the Company is currently handling in its market area.

Cumulative to date, 302,664 convertible trust preferred shares were converted into 322,282 shares of the Company's common stock. The total convertible trust preferred shares converted to date represents 17.9% of the convertible trust preferred issue. During the first quarter ended March 31, 2003, 30,200 convertible trust preferred shares were converted into 33,294 shares of the Company's common stock.

During the first quarter ended March 31, 2003, the Company approved the continuation of its stock repurchase plan, committing $1.0 million to repurchase common stock during 2003, with re-evaluation on a quarterly basis. During the first quarter, the Company repurchased 31,300 shares of common stock at an average dollar price of $17.36. The Company has approximately $0.5 million remaining to repurchase stock under the current Board approved level.

At March 31, 2003, assets totaled $1.33 billion compared to $1.26 billion at March 31, 2002, an increase of $68.2 million or 5.4%. Net loans increased $37.1 million or 7.0% from $529.8 million at March 31, 2002 to $566.9 million at March 31, 2003. Investment and mortgage-backed securities decreased $7.2 million or 1.2% from $612.2 million at March 31, 2002 to $605.0 million at March 31, 2003. Deposits increased $58.9 million or 7.7% from $766.5 million at March 31, 2002 to $825.4 million at March 31, 2003. Advances from the Federal Home Loan Bank of Dallas decreased $16.3 million or 4.4% from $365.8 million at March 31, 2002 to $349.5 million at March 31, 2003. Shareholders' equity totaled $84.1 million or 6.34% of total assets at March 31, 2003 as compared to $69.1 million or 5.49% of total assets at March 31, 2002, an increase of $15.0 million or 21.7%.

Southside Bancshares, Inc. is a $1.3 billion holding company that owns 100% of Southside Bank. The bank currently has eighteen branches in East Texas.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor. Our investor relations site provides a detailed overview of our activities, financial information, and historical stock price data.



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To receive e-mail notification of company news, events, and stock activity, please register on the E-mail Notification portion of the web site. Questions or comments may be directed to Ethel Bodenhamer at (903) 531-7111, or ethelb@southside.com.Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of the Company may be considered to be "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may include words such as "expect," "estimate," "project," "anticipate," "should," "intend," "probability," "risk," "target," "objective," and similar expressions. Forward-looking statements are subject to significant risks and uncertainties and the Company's actual results may differ materially from the results discussed in the forward-looking statements. Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to general economic conditions, either nationally or in the State of Texas, legislation or regulatory changes which adversely affect the businesses in which the Company is engaged, changes in the interest rate environment which reduce interest margins, significant increases in competition in the banking and financial services industry, changes in consumer spending, borrowing and saving habits, technological changes, the Company's ability to increase market share and control expenses, the effect of compliance with legislation or regulatory changes, the effect of changes in accounting policies and practices and the costs and effects of unanticipated litigation.



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
                                                                          AT                  AT
                                                                       MARCH 31,         DECEMBER 31,
                                                                         2003                2002
                                                                    ---------------    ---------------
                                                                            (DOLLARS IN THOUSANDS)
                                                                                (UNAUDITED)
  SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):

  Total assets ..................................................   $     1,326,745    $     1,349,186
  Loans, net of reserve for loan losses .........................           566,900            576,046
  Mortgage-backed and related securities ........................           492,089            489,015
  Investment securities .........................................           112,905            151,509
  Deposits ......................................................           825,385            814,486
  Long-term obligations .........................................           262,621            265,365
  Shareholders' equity ..........................................            84,067             82,167
  Nonperforming assets ..........................................             3,766              3,385
    Nonaccrual loans ............................................             2,351              2,238
    Loans 90 days past due ......................................               432                287
    Restructured loans ..........................................               304                325
    Other real estate owned .....................................               541                524
    Repossessed assets ..........................................               138                 11

  ASSET QUALITY RATIOS:
  Nonaccruing loans to total loans ..............................              0.41%              0.38%
  Allowance for loan losses to nonaccruing loans ................            276.44             276.81
  Allowance for loan losses to nonperforming assets .............            172.57             183.01
  Allowance for loan losses to total loans ......................              1.13               1.06
  Nonperforming assets to total assets ..........................              0.28               0.25
  Net charge-offs to average loans ..............................              0.16               0.33

  CAPITAL RATIOS:
  Shareholders' equity to total assets ..........................              6.34               6.09
  Average shareholders' equity to average total assets ..........              6.38               5.84


                                                                             AT OR FOR THE
                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                    ----------------------------------
                                                                         2003                2002
                                                                    ---------------    ---------------
                                                                           (DOLLARS IN THOUSANDS)
                                                                                (UNAUDITED)
  SELECTED OPERATING DATA:
  Total interest income .........................................   $        15,674    $        17,509
  Total interest expense ........................................             8,215              9,472
                                                                    ---------------    ---------------
  Net interest income ...........................................             7,459              8,037
  Provision for loan losses .....................................               529                450
                                                                    ---------------    ---------------
  Net interest income after provision for loan losses ...........             6,930              7,587
  Total noninterest income ......................................             4,378              3,500
  Gains on sales of securities available for sale ...............             2,191                244
  Total noninterest expense .....................................             9,445              8,267
                                                                    ---------------    ---------------
  Income before federal tax expense .............................             4,054              3,064
  Income tax expense ............................................               697                298
                                                                    ---------------    ---------------
  Net income ....................................................   $         3,357    $         2,766
                                                                    ===============    ===============

  COMMON SHARE DATA:
  Weighted-average basic shares outstanding .....................             8,380              8,194
  Weighted-average diluted shares outstanding ...................            10,565             10,635
  Net income per common share:
    Basic .......................................................   $          0.40    $          0.34
    Diluted .....................................................              0.34               0.28
  Book value per common share ...................................              9.99               8.40
  Cash dividend declared per common share .......................              0.08               0.07

  SELECTED PERFORMANCE RATIOS:
  Return on average assets ......................................              1.03%              0.88%
  Return on average shareholders' equity ........................             16.19              15.79
  Average yield on interest earning assets ......................              5.55               6.34
  Average yield on interest bearing liabilities .................              3.25               3.75
  Net interest spread ...........................................              2.30               2.59
  Net interest margin ...........................................              2.80               3.10
  Average interest earning assets to average interest
    bearing liabilities .........................................            117.85             115.61
  Noninterest expense to average total assets ...................              2.91               2.62
  Efficiency ratio ..............................................             73.37              65.91